CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
On May 20, 2005, the Fund's Trustees, upon the recommendation of the Audit Committee, requested and
subsequentially accepted the resignation of Deloitte & Touche LLP
 ("D&T") as the Fund's independent
registered public accountant.  D&T's reports on the Fund's
 financial statements for the fiscal years ended
October 31, 2003 and October 31, 2004, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended October 31, 2003 and October 31, 2004: (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-
K under the Securities Exchange Act of 1934, as amended.
The Fund, by action of its Trustees, upon the recommendation of the Audit Committee, has engaged Enrst
& Young LLP ("E&Y") as the independent registered public accountant to audit the Fund's financial statements for the fiscal year ended October 31, 2005.
During the Fund's fiscal years ended October 31, 2003 and October 31, 2004, neither the Fund nor anyone on its behalf has consulted E&Y on items which:
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a) (1) (iv) of Item 304 of Regulations S-
K) of reportable events (as described in paragraph (a) (1) (v) of said Item 304).